Exhibit 10(a)62

EXECUTIVE DEFERRED COMPENSATION  PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended And Restated Effective January 1, 2009)

Executed:  December 18, 2008

EXECUTIVE DEFERRED COMPENSATION  PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES

(As Amended and Restated Effective January 1, 2009)

On October 25, 1996, the Board of Directors of Entergy Corporation approved, authorized and adopted the Entergy Executive Compensation Deferral Program for the benefit of certain executive employees of Entergy Corporation and its subsidiaries.  On December 4, 1998, the Board of Directors amended, restated and renamed the program as the Executive Deferred Compensation Program of Entergy Corporation and Subsidiaries.  On October 29, 1999, the Board of Directors approved, authorized and adopted certain changes to the program that were incorporated into an amendment and  restatement, which was renamed the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, and which was effective January 1, 2000.  The Plan was amended and restated as of February 13, 2003 to incorporate prior amendments and those additional amendments approved by the Personnel Committee of the Board of Directors on February 13, 2003.  The Plan has since been amended from time to time to recognize compliance with transitional guidance issued by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A.

The Plan is now hereby further amended and restated effective January 1, 2009, except as otherwise noted, to (1) incorporate into one restated document all amendments to this Plan since it was last restated, including amendments to the Plan authorized by the Personnel Committee on June 16, 2008., and (2) implement changes required pursuant to and consistent with Code Section 409A.  Pursuant to changes to the Plan payment provisions, benefit payments commencing on or after January 1, 2009 are governed by this Plan document as amended and restated effective January 1, 2009.  Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of Code Section 409A or payable pursuant to a fixed schedule as required by, and in accordance with, Code Section 409A.  Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A.  This amendment and restatement is adopted in conformity with final regulations under Code Section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

ARTICLE I – PURPOSE AND DURATION

1.01
Purpose.  The Plan has as its purpose attracting and retaining certain executive employees who are members of a select group of management or highly compensated employees.  The Plan is designed to aid Participants in furthering their financial independence by providing them with an opportunity to systematically defer receipt of a portion of their eligible compensation as a means for providing benefits for the Participant at termination of employment.  The Plan thereby defers taxation of such benefits to the Participant until distribution, pursuant to Code section 451.  The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

1.02
Scope and Duration. Entergy Corporation hopes and expects to continue the Plan indefinitely but expressly reserves the right to amend or terminate it, or discontinue recognition of any further deferrals under its terms, and each Participating Employer reserves the right to withdraw from the Plan, subject to the provisions hereinafter set forth.

1.03
Independent Benefits. The benefits payable under the Plan are independent of any benefits the Employee is or may become entitled to receive under any funded pension, profit sharing, stock bonus or savings plan, except that the measure of the future value of amounts credited to a Participant’s Account hereunder shall be based on the relative value of such Account balances had those balances represented actual dollars invested in selected Investment Funds .

ARTICLE II – DEFINITIONS

The following terms shall have the meaning hereafter indicated unless expressly provided herein to the contrary:

2.01
“Account” shall mean the account the Administrator maintains, on a book-entry basis only, for each Participant under the Plan.  Such Account shall include a book entry for the deferrals elected by the Participant hereunder subject to change or adjustment based on the changes in the relative value of those Investment Funds that the Participant from time to time directs as the basis for the valuation of the deferred amounts allocated to his or her Account.  No actual dollars are maintained in, nor accounted for under, any such Account.

2.02
“Administrator” shall mean the Personnel Committee of the Board of Directors, or such other individuals or committee as shall from time to time be designated in writing as the administrator of the Plan by the Personnel Committee.  The Administrator shall be the “plan administrator” for the Plan within the meaning of ERISA.  Notwithstanding the foregoing, from and after the date immediately preceding the commencement of a Change in Control Period, the “Administrator” shall mean (a) the individuals (not fewer than three in number) who, on the date six months before the commencement of the Change in Control Period, constitute the Administrator, plus (b) in the event that fewer than three individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided, however, that the maximum number of individuals constituting the Administrator shall not exceed six.  The term “Administrator” shall for Plan administrative purposes include the Entergy Corporation Senior Vice President, Human Resources and Administration, to whom the Personnel Committee has delegated the authority to act on its behalf with respect to all Plan administrative matters.

2.03
“Base Salary” shall mean the regular rate of base salary, exclusive of overtime or bonuses, normally payable to a Participant during any period of Covered Employment including the amount, if any, such Employee defers as a deferral contribution pursuant to Code Section 401(k) and under a cafeteria plan pursuant to Code Section 125 (including, without limitation, amounts contributed to a flexible spending account covered by such cafeteria plan).

2.04
“Beneficiary” shall mean any person or persons designated by a Participant to whom distribution of the Deferred Compensation credited to his Account shall be made in the event of his death prior to the full receipt thereof.   A Participant may, prior to termination of his System Company employment, designate one or more primary and contingent Beneficiaries to whom distribution of such Deferred Compensation shall be made in the event of his death prior to the full receipt thereof; provided, however, that in the event the Participant is legally married and no designation of Beneficiary is received by the Administrator prior to his death, such primary Beneficiary shall be deemed to be the Participant’s surviving spouse.  The Participant may elect to change or revoke his designated Beneficiary at any time; provided, however, that such new election or revocation shall not be effective unless in writing on forms provided by the Administrator and shall not in any event be effective unless and until filed with the Administrator.  If no designated or deemed Beneficiary survives the Participant or former Participant, or if an unmarried Participant or former Participant fails to designate a Beneficiary under the Plan, such Deferred Compensation shall be paid to his estate.

2.05	“Board of Directors” shall mean the Board of Directors of Entergy Corporation.

2.06	“Change in Control” shall mean:

(a)
the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty-five percent (25%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation’s voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

(b)
the consummation of a merger or consolidation of Entergy Corporation, or any direct or indirect subsidiary of Entergy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof (unless the failure of such individuals to comprise at least such a majority is unrelated to such merger or consolidation);

(c)
the stockholders of Entergy Corporation approve a plan of complete liquidation or dissolution of Entergy Corporation or there is consummated an agreement for the sale or disposition by Entergy Corporation of all or substantially all of Entergy Corporation’s assets; or

(d)
any change in the composition of the Board of Directors such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy Corporation) whose appointment or election by the Board of Directors or nomination for election by Entergy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such two consecutive year period or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

Provided, however, that no Change in Control shall be deemed to occur solely by virtue of: (1) the insolvency or bankruptcy of Entergy Corporation; or (2) the transfer of assets of Entergy Corporation to an affiliate of Entergy Corporation, provided such affiliate assumes the obligations of the Plan and agrees to continue uninterrupted the rights of the Participants under the Plan; or (3) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Entergy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Entergy Corporation immediately following such transaction or series of transactions.

2.07
“Change in Control Period” shall mean the period commencing on the date of a Potential Change in Control and ending on the earlier of: (a) twenty-four (24) calendar months following the Change in Control event, or (b) the date on which.the Change in Control event contemplated by the Potential Change in Control is terminated.

2.08	“Claims Administrator” shall mean the Administrator or its delegate responsible for administering claims for benefits under the Plan.

2.09	“Claims Appeal Administrator” shall mean the Administrator or its delegate responsible for administering appeals from the denial or partial denial of claims for benefits under the Plan.

2.10	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.11
“Covered Employment” shall mean that period during which a Participant is actively employed by a Participating Employer and is eligible for participation hereunder under the terms and conditions set forth in the Plan.

2.12
“Deferred Compensation” shall mean the amount of deferred Base Salary, Incentive Compensation, and Equity Plan Deferrals credited to a Participant’s Account, as valued at any given point in time based on the relative value of the respective Investment Funds that the Participant directs over time less administrative charges or costs, and that would be available for distribution assuming that all requirements and requisites for distribution under the Plan are satisfied.

2.13	“Designation Date” shall mean the date or dates as of which an initial or subsequent designation of deemed investment directions by a Participant takes effect pursuant to Article V.

2.14	“EAIP” shall mean the Executive Annual Incentive Plan sponsored by Entergy Corporation, as amended from time to time.

2.15	“Employee” shall mean an employee of a System Company who is in the select group of management or highly compensated employees.

2.16
“Equity Plan” shall mean, as applicable, the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries and the Entergy Corporation and Subsidiaries Equity Awards Plan, as each may be amended from time to time.

2.17
“Equity Plan Deferrals” shall mean Performance Units, Restricted Share Units, or other eligible Awards under the Equity Plans for which a Participant has made an effective deferral election in accordance with the terms and conditions of the applicable Equity Plan and with respect to which the Participant makes a subsequent election to have such deferred Performance Units, Restricted Share Units, or other eligible Awards deemed invested in one or more Investment Funds under this Plan in accordance with the terms and conditions set forth in Section 4.03 of this Plan.  Notwithstanding any provision of this Plan to the contrary, Performance Units, Restricted Share Units, or other eligible Awards under the Equity Plans shall not be eligible “Equity Plan Deferrals” unless specifically authorized by Entergy Corporation’s Senior Vice-President, Human Resources and Administration.  In addition, gains from the exercise of stock options under the Equity Plans shall not be “Equity Plan Deferrals.”

2.18	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19	“Financial Hardship Distribution” means the benefit that is payable pursuant to Section 6.02 of the Plan.

2.20
“Incentive Compensation” means: (a) the amount of any incentive award that a Participant may become eligible to receive during a period of Covered Employment under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as “Incentive Compensation” for purposes of this Plan, (b) the amount of any additional types or forms of compensation (including, but not limited to, Restricted Share Units and Performance Share Units under the Equity Plans and signing bonuses) that the Administrator or the Entergy Corporation Senior Vice-President, Human Resources and Administration, in its or his sole discretion, approves with respect to one or more Employees, in its or his sole discretion, as “Incentive Compensation” under the terms of this Plan.  The determination by the Administrator or by the Entergy Corporation Senior Vice-President, Human Resources and Administration as to the inclusion or exclusion of any compensation with respect to one or more Employees as “Incentive Compensation” under the terms of this Plan shall be final and binding on all parties.

2.21
“Initial Deferral Election” shall mean the initial irrevocable election filed by the Participant under Section 4.01 or Section 4.02 of the Plan pursuant to which a portion of his or her Base Salary or Incentive Compensation, as applicable, for the Plan Year is to be deferred in accordance with the provisions of the Plan.

2.22
“Investment Funds” shall mean, at the discretion of the Entergy Corporation Senior Vice-President, Human Resources and Administration, the several T. Rowe Price investment funds from time to time available under the Savings Plan (but excluding the Entergy Stock Fund), and/or any other investments that the Entergy Corporation Senior Vice-President, Human Resources and Administration may from time to time thereafter establish for purposes of this Plan after consideration of the costs associated with, and the flexibility granted by, such investments, which investments shall be used as a basis for determining the value of Deferred Compensation credited to a Participant’s Account.

2.23
“Key Employee” shall mean one of the following: (a) an officer of the Participating Employer having annual compensation greater than $140,000 (adjusted for inflation pursuant to Code Section 416(i) and limited to the top 50 Employees), (b) a five percent owner of the Participating Employer, or (c) a one percent owner of the Participating Employer having annual compensation from the Participating Employer of more than $150,000, subject to such other determinations made by the Administrator, in its sole discretion, in a manner consistent with the regulations issued under Code Section 409A

2.24
“Participant” shall mean any Employee who (a) is eligible to defer Base Salary or Incentive Compensation pursuant to Section 3.01 or to rebalance Equity Plan Deferrals and (b) elects to do so.  Any Employee who is eligible to defer Base Salary or Incentive Compensation or to rebalance Equity Plan Deferrals under this Plan and has Deferred Compensation allocated to his Account hereunder shall remain a Participant through the date on which all such sums are distributed pursuant to Article VI.  Such Employee’s status as a Participant through the date of any such distribution does not convey any continued right to defer additional sums hereunder nor to make any further investment directions with respect to book-entry amounts held in his Account except in accordance with rules and procedures established by the Administrator.

2.25
“Participating Employer” shall mean a System Company that has adopted the Plan for one or more of its Employee Participants. Notwithstanding the immediately preceding sentence to the contrary, the last System Company with which a Participant is employed prior to his Separation from Service shall be treated as the Participant’s Participating Employer under this Plan with respect to any Deferred Compensation amounts required to be distributed under Article VI or contributed under Section 7.01 on or after the date of the Participant’s Separation from Service.

2.26	“Personnel Committee” shall mean the Personnel Committee of the Board of Directors.

2.27
“Plan” shall mean this Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, as amended and restated effective as of January 1, 2009, and any amendments, supplements or modifications from time to time made hereto.

2.28	“Plan Year” shall mean each calendar year the Plan continues in effect.

2.29	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	Entergy Corporation or any affiliate or subsidiary company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(b)	the Board of Directors adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred; or

(c)	any System Company or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(d)
any person or entity becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), either directly or indirectly, of securities of Entergy Corporation representing 20% or more of either the then outstanding shares of common stock of Entergy Corporation or the combined voting power of Entergy Corporation’s then outstanding securities (not including in the calculation of the securities beneficially owned by such person or entity any securities acquired directly from Entergy Corporation or its affiliates).

2.30	“Savings Plan” shall mean the Savings Plan of Entergy Corporation and Subsidiaries, as amended from time to time.

2.31
“Separation from Service” shall mean the Participant’s termination of Employee status for any reason, including (without limitation) by reason of a voluntary termination or resignation, an involuntary termination (including a termination for cause), or retirement, and shall be determined in accordance with the requirements of Code Section 409A and regulations thereunder.

2.32
“Specified Employee” shall mean a Participant who is a Key Employee of the Participating Employer at a time when the Participating Employer or a member of any controlled group of corporations that includes the Participating Employer is publicly traded on an established securities market whether inside or outside the United States.  Whether a Participant is a Specified Employee shall be determined under rules established by the Administrator in accordance with regulations under Code Section 409A.  All determinations by the Administrator with regard to whether a Participant is a Specified Employee shall be final and binding on the Participant for purposes of the Plan.

2.33	“Successive Deferral Election” shall mean the successive irrevocable deferral election filed by the Participant under Section 4.04 of the Plan

2.34
“System” shall mean Entergy Corporation and all other System Companies, and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 9.03 of this Plan.

2.35
“System Company” shall mean Entergy Corporation and any corporation 80% or more of whose stock (based on voting power or value) is owned, directly or indirectly, by Entergy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation, and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 9.03 of this Plan.

2.36
“Unforeseeable Emergency” shall mean, in each case determined in accordance with Code Section 409A and regulations thereunder, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.37
“Valuation Date” shall mean the valuation date relating to the date on which the Participant is (a) scheduled to have Deferred Compensation distributed to him in accordance with Article VI; (b) files or makes a change in investment direction: or (c) transfers from one System Company employer to another, as applicable to the particular circumstances requiring the valuation of the Deferred Compensation allocated to the Participant’s Account.  For purposes of periodic reporting and disclosure to Participants as to the relative value of their Account, the “Valuation Date” shall be the last business day immediately preceding the Participant’s inquiry or such other date as the Administrator may determine and disclose in any such report or disclosure.

ARTICLE III – PARTICIPATION

3.01
Eligibility and Participation.  Any Employee who is employed on a salaried basis in a bona fide executive, administrative, or professional capacity at a specified rate per annum, and who has been approved and remains eligible for participation in the EAIP shall be eligible to participate in the Plan during his period of Covered Employment.  Subject to the provisions of the Plan and without limiting the eligibility of those persons described herein, the Administrator shall from time to time designate as eligible hereunder such other Employees who, in the written opinion of the Administrator, have significant responsibility for the continued growth, development, and financial success of Entergy Corporation and any of its affiliates.  An Employee described above who elects to participate by making a Deferral Election shall become a Participant in the Plan.  A Participant may lose his eligibility to participate at any time by written determination of the Administrator, but shall retain his rights hereunder to the Deferred Compensation credited to his Accounts through the date of any such removal.  The Administrator shall have complete discretion to terminate the participation of any Participant who has made a willful and deliberate misrepresentation or false statement to the Administrator as a means for qualifying for, or obtaining, a distribution under the Plan.

3.02	Removal from Participation.

(a)
A Participant made eligible under the terms of Section 3.01 shall lose his eligibility to make deferral elections under the Plan on the earliest of the following events: (1) termination of System employment; (2) loss of eligibility to participate under the EAIP unless the Administrator, in its discretion, has designated such employee as an Employee who is eligible to participate pursuant to Section 3.01 above; or (3) written revocation of Participant status pursuant to Section 3.01 above based on a false or misleading statement or representation made by the Participant to the Administrator in the exercise of any and all rights, options or directions available to the Participant under the terms of the Plan.  That is, by way of illustration and without limiting the breadth of the foregoing, if the Participant makes a willful and deliberate misrepresentation to the Administrator as a means for qualifying for, or obtaining, a Financial Hardship Distribution under Section 6.02, such Participant shall be subject to immediate loss of continued Participant status except to the extent of any Deferred Compensation previously allocated to his Account under the Plan.  Further, any willful or deliberate misrepresentation made by a Participant shall subject the Participant to disciplinary actions, including discharge, by the Participating Employer, or the right of the Administrator to demand and recover from the Participant any amounts distributed to the Participant based on any such false or misleading statements or misrepresentations.

(b)
 Further, if any Participant loses his eligibility for participation in the EAIP and has not otherwise been designated as an eligible Employee by the Administrator hereunder, such Participant shall remain a Participant solely as to the Deferred Compensation credited to his Account as of the date on which his participation in the EAIP ceases, and shall no longer be eligible to make deferral elections under the Plan.

3.03
Continuation of Participation through Distribution.  A Participant shall remain a Participant through the date on which his Deferred Compensation is distributed to him, except that a Participant who has experienced any of the events or circumstances described in Section 3.02 shall not be permitted to make any further Deferral Elections under the Plan after the date of such event. Such Participant’s existing Deferral Elections will remain subject to the terms and conditions of the Plan and the applicable Deferral Election.  While any Deferred Compensation credited to the Participant’s Account remains undistributed, such Participant may continue to make investment directions in accordance with Article V, subject to the rules, regulations and procedures from time to time established by the Administrator.

ARTICLE IV – DEFERRAL ELECTIONS

4.01           Initial Deferral of Base Salary.

(a)
Subject to the Deferral Election requirements set forth in Section 4.06, and such other rules, regulations and procedures as may be established by the Administrator from time to time, a Participant may initially elect to defer (in one percent increments) any percentage of his Base Salary.  Such Initial Deferral Election must be made on or before the last day of the calendar year immediately preceding the start of the Plan Year for which the Base Salary subject to the Initial Deferral Election is to be earned.  The Initial Deferral Election shall be in such form as the Administrator may require.  Any such Initial Deferral Election shall remain in effect with respect to future Base Salary amounts through the earlier of: (1) the occurrence of an event described in Subsection 3.02(a); or (2) December 31 of the calendar year to which such Initial Deferral Election relates.  Any such Initial Deferral Election shall be given prospective effect only and shall not adversely affect any Deferred Compensation deferred or credited to the Participant’s Account based on any prior Initial Deferral Election.

(b)
A new Base Salary Initial Deferral Election shall not affect the investment direction of any Deferred Compensation then or thereafter credited to the Participant’s Account unless the Participant makes a new investment direction election under Article V.  Once in effect, the amounts deferred by the Participant hereunder shall be credited to his Account on a book-entry basis as soon as practicable following the date of each deferred installment of Base Salary.

4.02           Initial Deferral of Incentive Compensation.

(a)
Subject to the Deferral Election requirements set forth in Section 4.06, and such other rules, regulations, and procedures as established by the Administrator from time to time, a Participant may elect to defer (in one percent increments) any percentage of his Incentive Compensation.

(b)	Each Initial Deferral Election shall be made in such form as the Administrator may require, and subject to the following:

(1)
with respect to Incentive Compensation payable under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as “Incentive Compensation” for purposes of this Plan, an Initial Deferral Election must be made prior to the beginning of performance year with respect to which such Incentive Compensation relates.

(2)
With respect to Performance Units awarded under the Equity Plan, an initial deferral election must be made no later than twelve (12) months before the end of the Performance Period for which the Performance Units are earned.

(3)
 With respect to Restricted Share Units that the Administrator approves with respect to one or more Employees, in its or his sole discretion, as “Incentive Compensation” under the terms of this Plan, an initial deferral election must be made within thirty (30) days following the grant date of the Restricted Share Units and shall be effective only with respect to Restricted Share Units that do not vest until at least twelve (12) months after the date of the Participant’s Initial Deferral Election

(c)
Any such Initial Deferral Election shall apply only to Incentive Compensation payable with respect to a single performance period and shall not have any continuing deferral effect or application as to Incentive Compensation payable for any future performance periods.  That is, a separate Incentive Compensation Initial Deferral Election must be made with respect to the Incentive Compensation payable for each performance period.

(d)
 A new Incentive Compensation Initial Deferral Election shall not affect the investment direction of any Deferred Compensation then or thereafter credited to the Participant’s Account unless the Participant makes a new investment direction election under Article V.  Once in effect, the amounts deferred by the Participant hereunder shall be credited to his Account on a book-entry basis as soon as practicable following the date of each deferred installment of Incentive Compensation.

4.03
Rebalancing of Equity Plan Deferrals.  Participants shall not be eligible to rebalance Equity Plan Deferrals, unless and until specifically authorized by the Entergy Corporation Senior Vice-President, Human Resources and Administration.  At such time, a Participant’s existing deferral election under the applicable Equity Plan shall continue to govern the timing and form of payment of any Equity Plan Deferral amount converted to an equivalent credited balance under this Plan.  For purposes of this Plan, an election to have Equity Plan Deferrals converted to an equivalent credit balance under this Plan, if authorized, shall be made in such form and at such time as the Administrator (or its delegate) may require.

4.04
Deferral Receipt Date for ParticipantsReceipt of Deferred Compensation may be deferred to such date or dates as a Participant shall specify in a deferral election (each, a “Deferral Receipt Date”), provided that:

(a)
A Deferral Receipt Date pursuant to an Initial Deferral Election shall be not less than two (2) years following the date on which the Deferred Compensation would otherwise be paid to the Participant; and

(b)	the Deferral Receipt Date shall in no event be later than the date on which the Participant terminates employment.

4.05
Successive Deferral ElectionsSubject to the applicable Deferral Election requirements set forth in Section 4.06, and such other rules, regulations and procedures as may be established by the Administrator from time to time, a Participant may elect, pursuant to a Successive Deferral Election, to irrevocably delay the payment of a specified percentage (in one percent increments) of the amount credited to the Participant’s Account as of a specified payment date; provided that (1) such Successive Deferral Election shall not take effect until at least 12 months after the date on which the Successive Deferral Election is made, (2) the payment with respect to which the Successive Deferral Election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been paid, and (3) such Successive Deferral Election shall be made not less than 12 months before the date the payment is scheduled to be paid.  The Successive Deferral Election shall be in such form as the Administrator may require.  Regardless of whether a former Employee still has undistributed Deferred Compensation credited to his Account, he shall no longer be eligible to make Successive Deferral Elections after the occurrence of an event or circumstance described in Section 3.02.

4.06
Deferral Election Procedure for All Participants. With respect to all Participants, the Administrator shall have the sole and exclusive authority and discretion, subject to compliance with Code Section 409A, to establish rules, regulations and procedures for the execution and delivery of any Deferral Election and may condition such elections in any manner that the Administrator deems necessary, appropriate, or desirable including, without limitation, the complete authority and discretion to delay the effective date of any Deferral Election or to reject any such Deferral Election as the Administrator deems necessary, appropriate or desirable to comply with Code Section 409A and the regulations there under and to maintain the orderly and accurate administration of the Plan.  If the effective date of the Deferral Election is delayed pursuant to such authority, the Administrator shall notify the Participant of such delay and advise the Participant of the anticipated effective date of such election.

4.07
Accounts.  The amount of any deferrals elected by the Participant pursuant to this Article IV shall be credited to the Account established and maintained for such Participant.  Such Account of the Participant shall be the record of cumulative Deferred Compensation attributable to his deferrals under the Plan, solely for accounting purposes and, as provided in Section 7.01, shall not require a segregation of any System Company assets.

ARTICLE V – INVESTMENTS

5.01
Deemed Investment Direction of Participants.  Subject to such limitations as may from time to time be required by law, imposed by the Administrator, or contained elsewhere in the Plan and subject to such operating rules and procedures as may be imposed from time to time by the Administrator, prior to and effective for each Designation Date, each Participant may communicate to the Administrator, or to any person to whom the Administrator has delegated such Administrative duties, a direction as to how his Account should be deemed to be invested among the Investment Funds as such are from time to time available under the Plan. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account that is requested to be deemed to be invested in the respective Investment Funds on a book-entry basis only and shall be subject to such rules and procedures for direction of investments under the Savings Plan, as modified by the Administrator with respect to the Plan.  Unless and until the Participating Employer elects, in its discretion, or is required to fund the obligations of the Participating Employer reflected by the Deferred Compensation pursuant to Article VII, no actual investments in the several Investment Funds shall be made hereunder, and the Participants shall have no right, claim or demand with respect to any such Investment Funds based on the deemed investment of Deferred Compensation.

5.02
Allocation of Deemed Earnings or Losses on Accounts.  Pursuant to Section 5.01, each Participant shall have the right to direct the Administrator as to how the Deferred Compensation credited to his Account shall be deemed invested.  The Administrator shall maintain records that track or replicate the performance of such deemed investments in the respective Investment Funds consistent with the Participant’s directions.  The Participant’s Account will be credited with the increase or decrease in the realizable net asset value of the designated deemed investments.  As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value of each Investment Fund since the preceding Valuation Date shall be credited among the respective Participants’ Accounts deemed to be invested in that Investment Fund in accordance with the ratio that the portion of the Deferred Compensation deemed invested in the Investment Fund bears to the aggregate of all amounts deemed to be invested within that same Investment Fund.  For instance, if the net asset value per unit held in the Investment Fund increased by 2%, the Participant’s Account shall be credited with 2% per unit deemed held by the Participant’s Account in such Investment Fund pursuant to his investment directions.

ARTICLE VI – DISTRIBUTION OF BENEFITS

6.01
Payment of Deferred Compensation.  The Participant shall, pursuant to Article IV, designate in his or her Initial Deferral Election or Successive Deferral Election, as applicable, the timing of distribution of the Deferred Compensation subject to such Election.  Distribution of such Deferred Compensation shall be made as soon as administratively practicable following the earlier of: (a) the payment date the Participant has, in accordance with the requirements of Article IV, specified in the Initial or Successive Deferral Election, (b) subject to Section 6.03, the date of the Participant’s Separation from Service or (c) the Participant’s death.  To the extent an earlier commencement date is not specified in the Initial or Successive Deferral Election, distribution of such Deferred Compensation shall commence upon the earlier of: (i) subject to Section 6.03, the date of the Participant’s Separation from Service or (ii) the Participant’s death.  Such payment shall be made in a single-sum distribution equal in amount to the value of the Deferred Compensation credited to the Participant’s Account as of the effective date of Separation from Service, death, or the designated payment date, as applicable, less any amounts withheld to satisfy federal and state income tax withholding obligations.

6.02	Financial Hardship Distributions.

(a)
Notwithstanding any other provision of this Plan to the contrary, at any time a Participant may apply to the Administrator for a special distribution of all or any part of his Account valued as of the date of his application on account of an Unforeseeable Emergency (a “Financial Hardship Distribution”).  Any such distribution shall not be for a greater amount than the amount reasonably necessary to satisfy the Unforeseeable Emergency (including applicable income taxes and penalties reasonably expected to result from the withdrawal), and shall be subject to approval by the Administrator or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Administrator.

(b)
The Administrator or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Administrator, shall consider the circumstances of each such case and the best interest of the Participant and his family and shall have the right, in its or his sole discretion to allow such Financial Hardship Distribution, or if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution.  Upon determination that such a Financial Hardship Distribution shall be granted, the Participant’s Participating Employer shall make the appropriate distribution to the Participant from its general assets in respect of the Participant’s Account and the Administrator shall accordingly reduce or adjust the amount of Deferred Compensation credited to the Participant’s Account.  In no event shall the aggregate amount of the Financial Hardship Distribution exceed the full value of the Participant’s Account.  For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the Participant’s application for the special distribution.

(c)
The Administrator or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Administrator, shall consider any requests for payment under this provision on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Code Section 409A and the regulations thereunder.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such hardship is or may be relieved:  through reimbursement or compensation by available insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by the additional compensation that will be available to the Participant as a result of the suspension of Participant deferrals pursuant to Subsection 6.02(d) below.  The withdrawal shall be paid in the form of a single-sum payment five (5) days following the approval of the withdrawal by the Administrator or the Entergy Corporation Senior Vice-President, Human Resources and Administration, on behalf of the Administrator, or at such later time as permitted under Code Section 409A and the regulations thereunder.

(d)
In the event a Participant receives a Financial Hardship Distribution pursuant to this Section 6.02, his or her current deferrals of Base Salary, Incentive Compensation, and Equity Plan Deferrals under the Plan will automatically cease.  The Participant may apply to the Administrator to resume deferrals of such compensation or benefits with respect to Plan Years beginning on or after the January 1 following the date of such cessation of deferrals, provided, that the Administrator shall approve such resumption only if the Administrator determines that the Participant is no longer incurring the Unforeseeable Emergency for which the Financial Hardship Distribution was approved.  Any application to resume Deferral Elections must be made in accordance with the Deferral Election procedures set forth in Article IV.

6.03
Required Six-Month Delay for Certain Distributions. Notwithstanding any provision in this Plan to the contrary, if a Participant is a Specified Employee at the time of his Separation from Service and benefits become payable to the Participant under this Plan by reason of his Separation from Service, then such benefits shall not be paid to the Participant prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, or (b) the date of the Participant’s death.  If distribution is delayed pursuant to this Section 6.03, the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount remained invested in the Investment Funds last designated by the Participant.  Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution amount, including investment returns deemed credited pursuant to this Section 6.03, shall be distributed in a single-sum payment to the Participant or to his Beneficiary, as applicable. Any payments that are delayed pursuant to this Section shall be paid by the Employer in the seventh month after the date the Participant Separates from Service.

6.04
Special Distribution.  Notwithstanding any provision of this Plan to the contrary, if a Participant made an irrevocable written election, in compliance with Code Section 409A transition guidance and prior to July 1, 2008, to accelerate payment of all or a portion of his Deferred Compensation to January 2, 2009 or as soon as otherwise payable in calendar year 2009, then as of such date(s), or as soon as administratively practicable thereafter, the Participant shall receive a single-sum distribution of such Deferred Compensation.  In all events, distributions pursuant to this Section 6.04 shall be made no later than December 31, 2009.

6.05
Prior Form of Payment Election.  Notwithstanding any provision of Section 6.01 to the contrary, and in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A, the installment form of payment previously available to Participants under this Plan and elected by Participants prior to January 1, 2008 shall be honored under the Plan.

ARTICLE VII – SOURCE OF PAYMENTS

7.01
Unfunded Plan.  In the case of Deferred Compensation credited to a Participant’s Account under the Plan, no actual units in the respective Investment Funds shall be purchased at the time of the deferrals, and Entergy Corporation, the Participating Employer, and the Plan, or any one of them, shall not be required to set aside a fund or assets for the payment of any such Deferred Compensation.  It is a condition of the Plan, and the Participant expressly agrees, that neither he nor any other person or entity shall look to any other person or entity other than the Participating Employer for the payment of benefits under the Plan.  The Participant or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Participating Employer set forth herein.  Nothing in this Plan shall be construed to give the Participant or any such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by Entergy Corporation or the Participating Employer or in which Entergy Corporation or the Participating Employer may have any right, title or interest now or in the future.  However, the Participant or any such person or entity shall have the right to enforce his claim against the Participating Employer in the same manner as any other unsecured creditor of the Participating Employer.

7.02
Employer Liability.  At its own discretion, a System Company employer may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for future benefit payments under the Plan.  However, (a) a System Company employer shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company employer funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose.  Nothing stated herein shall prohibit a System Company employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof.

A Participating Employer reserves the right, in its sole discretion, to establish or participate in and maintain a rabbi trust to hold assets that may be used to cover the Participating Employer’s costs of the Plan including, without limitation, a rabbi trust that provides for the actual investment of contributions in the respective Investment Funds, as available to the Participating Employer, on the same basis as the deemed investment directions made by the Participant pursuant to Article V.

7.03
Establishment of Trust.  Notwithstanding any provisions of this Article VII to the contrary, within thirty (30) days following a Change in Control, each Participating Employer shall make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries (“Trust”) pursuant to the terms and conditions described in such Trust, but only to the extent consistent with the requirements of Code Section 409A.  Each Participating Employer’s contribution shall be in an amount equal to the total benefits credited to such Participating Employer’s Plan Participants (including a Participant’s Beneficiary) under the Plan through the date of any such Change of Control.  If one or more of a Participating Employer’s Participants shall continue to be employed by a System Company of Entergy Corporation after such a Change of Control, each calendar year the Participating Employer shall, as soon as possible, but in no event later than thirty (30) days following the end of such calendar year, make an irrevocable contribution to the Trust in an amount that is necessary in order to maintain a lump sum amount credited to the Participating Employer’s Plan account under the Trust that is equal to the total unpaid benefits of the Participating Employer’s Participants as of the end of each applicable calendar year.  Notwithstanding the foregoing provisions of this Section 7.03 to the contrary, a Participating Employer may make contributions to the Trust prior to a Change of Control in such amounts as it shall determine in its complete discretion.  The Trust is intended as a “grantor” trust under the Internal Revenue Code and the establishment and funding of such Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE VIII – PLAN ADMINISTRATION

8.01
Administration of Plan.  The Administrator shall operate and administer the Plan and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons.  The Administrator shall discharge its duties for the exclusive benefit of the Participants and their Beneficiaries.  The Plan is intended to satisfy the requirements of Code Section 409A and the Administrator shall interpret the Plan and exercise the power and discretion conferred under the Plan in a manner that is at all times consistent with the requirements of Code Section 409A, to the extent that benefits under the Plan are subject to the requirements of Code Section 409A.

8.02
Powers of the Administrator.  The Administrator and any of its delegates shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose.  In furtherance of this duty, the Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan.  All findings, decisions, or determinations of any type made by the Administrator, including factual determinations and any interpretation or construction of the Plan, shall be final and binding on all parties and shall not be disturbed unless the Administrator’s decisions are arbitrary and capricious.  The Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit.  By way of example, the Administrator shall have the sole and exclusive power and discretion:

(a)	to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan;

(b)
to interpret the Plan including, without limitation, the power to use Administrator’s sole and exclusive discretion to construe and interpret (1) the Plan, (2) the intent of the Plan, and (3) any ambiguous, disputed or doubtful provisions of the Plan;

(c)
to determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine the rights or eligibility of any Employee, Participant, Beneficiary or other claimant to receive any benefit under the Plan;

(d)	to require such information as the Administrator may reasonably request from any Employee, Participant, Beneficiary or other claimant as a condition for receiving any benefit under the Plan;

(e)	to grant and/or deny any and all claims for benefits, and construe any and all issues of Plan interpretation and/or fact issues relating to eligibility for benefits;

(f)	to compute the amount of any benefits payable under the Plan;

(g)	to execute or deliver any instrument or make any payment on behalf of the Plan;

(h)	to employ one or more persons to render advice with respect to any of the Administrator’s responsibilities under the Plan;

(i)	to direct the Participating Employer concerning all payments that shall be made pursuant to the terms of the Plan;

(j)
to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure;

(k)
to grant or establish Accounts pursuant to Article IV, to determine restrictions related to Deferred Compensation and any credits to or distributions from such Accounts, to determine the employees to whom, and the time or times when, participation in the Plan shall be permitted hereunder, and to determine the amount of Deferred Compensation to be credited to such Accounts for Participants; and

(l)	to determine the terms and provisions of the Participant Deferral Elections in compliance with the terms of the Plan and Code Section 409A.

For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Plan provisions and/or fact questions presented in claims for benefits, the Administrator shall have the same discretionary powers as enumerated above.

8.03
Reliance on Reports and Certificates.  The Administrator may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by an actuary, accountant, counsel, or other person who may from time to time be employed or engaged for such purposes.

8.04
Claims Administration.  The Administrator may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to Section 8.02, such delegates shall have all powers, authority, and discretion necessary or proper for such purpose.  In the absence of such appointment, the Administrator shall be the Claims Administrator and Claims Appeal Administrator.

8.05
Filing Benefit Claims.  Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator.  The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits.  If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

8.06
Denial or Partial Denial of Benefit Claims.  If the Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing of the decision within ninety (90) days after the Claims Administrator has received the claim.  In the Claim Administrator’s sole discretion, the Claims Administrator may extend the time to decide the claim for an additional ninety (90) days, by giving written notice of the need for such an extension any time prior to the expiration of the initial ninety (90) day period.  The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Participating Employer.  If the claim is denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:

(a)	the specific reasons for the denial of the claim (including the facts upon which the denial was based) and reference to any pertinent Plan provisions on which the denial is based;

(b)	if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

(c)	an explanation of the claims review appeal procedure including the name and address of the person or committee to whom any appeal should be directed.

8.07
Appeal of Claims That Are Denied or Partially Denied.  The claimant may request review of the Claims Administrator’s denial or partial denial of a claim for Plan benefits.  Such request must be made in writing within 60 days after claimant has received notice of the Claims Administrator’s decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits.  The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

8.08
The Appeal Process.  The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim.  Within sixty (60) days after the receipt of claimant’s appeal, claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator’s sole discretion, circumstances require an extension of this period for up to an additional sixty (60) days.  If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial sixty-day period.  During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Participating Employer.  The final decision of the Claims Appeal Administrator shall set forth in writing the facts and Plan provisions upon which the decision is based.  All decisions of the Claims Appeal Administrator are final and binding on all employees, Participants, their Beneficiaries, or other claimants.

8.09
Judicial Proceedings for Benefits.  No claimant may file suit in court to obtain benefits under the Plan without first completely exhausting all stages of this claims review process.  In any event, no legal action seeking Plan benefits may be commenced or maintained against the Plan more than ninety (90) days after the Claims Appeal Administrator’s decision on appeal.

8.10
Non-Uniform Determinations.  The Administrator’s determinations under the Plan, including, without limitation, determinations as to the Employees eligible to defer a portion of their Base Salary and/or Incentive Compensation, and the terms and provisions of such deferrals, although required to satisfy the terms and conditions of the Plan and Code Section 409A, need not be uniform and may be made by it selectively among Employees who receive or are eligible to participate in the Plan, whether or not such Employees are similarly situated.

ARTICLE IX – TERMINATION OR AMENDMENT OF THE PLAN

9.01
Termination and Amendment.  The Board of Directors, the Personnel Committee or any other person or persons whom the Personnel Committee may expressly from time to time authorize to take any and all such actions for and on behalf of Entergy Corporation and the respective Participating Employers shall have the right, in its absolute discretion and consistent with the requirements of Code Section 409A, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, subject to the provisions of Section 9.02 and the requirements of Code Section 409A regarding plan terminations . Any such action shall be evidenced by the minutes of the Board of Directors or the Personnel Committee or a written certificate of amendment or termination executed by any person or persons so authorized by the Personnel Committee.  If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue in effect with respect to Deferred Compensation allocated to the Participant’s Account on or before the date of such termination.

9.02	Restrictions on Amendment or Termination. Any amendment or modification to, or the termination of, the Plan shall be subject to the following restrictions:

(a)
No amendment to, or termination of, the Plan during a Change in Control Period shall reduce the amount credited to a Participant’s Account under this Plan through the date of any such amendment or termination.

(b)	No amendment, modification, suspension or termination of the Plan may reduce the amount of benefits of any Participant or Beneficiary then receiving benefits; and

(c)
Unless agreed to in writing and signed by the affected Participant and by the Plan Administrator and not in violation of Code Section 409A and regulations thereunder, no provision of this Plan may be modified, waived or discharged before the earlier of: (i) the expiration of the two-year period commencing on the date of a Potential Change in Control, or (ii) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

9.03
Successors.  A System Participating Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform this Plan in the same manner and to the same extent that the System Participating Employer would be required to perform it if no such succession had taken place.  If the System Participating Employer fails to obtain such assumption and agreement prior to the effectiveness of any such succession, then the System Participating Employer shall be liable for payment of all Plan benefits to which its Employee Participants are entitled upon their Separation from Service.  Any successor or surviving entity that assumes or otherwise adopts this Plan as contemplated in this Section 9.03 shall succeed to all the rights, powers and duties of the Participating Employer and the Personnel Committee hereunder, subject to the restrictions on amendment or termination of the Plan as set forth in Section 9.02.

ARTICLE X – MISCELLANEOUS

10.01
Tax Withholding.  Subject to such terms and conditions as may be established by the Administrator, the Participant shall be responsible for the satisfaction of all federal, state and local employment and other payroll taxes (including FICA taxes) that are required to be withheld on the amount credited to his Account, and such taxes shall accordingly be paid, as and when they become due under applicable law, through the Participating Employer’s withholding of those taxes from wages and earnings payable to the Participant or by any other means acceptable to the Participating Employer.

10.02
Deferral Elections.  Each Initial or Successive Deferral Election made pursuant to Article IV shall be subject to such restrictions, terms and conditions as the Administrator may require.  Notwithstanding any Plan provision to the contrary, no System Company is obligated to accept, permit or recognize any deferrals under the Plan made by any Participant hereunder unless such Participant shall execute all appropriate agreements with respect to such deferral in such form as the Administrator may determine from time to time.

10.03
Effect on Other Plans.  Any increases or losses in the value of Deferred Compensation credited to the Participant’s Account through the date of distribution shall not constitute earnings for purposes of any pension plan covering employees of any System Company except as otherwise expressly provided in any such pension plan.

10.04
Notices.  Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the  Administrator on the date it is personally delivered to the Administrator or three business days after it is sent by registered mail, postage prepaid, and properly addressed to Entergy Services, Inc., Total Rewards, Attention: Plan Administrator, Executive Deferred Compensation Plan, 639 Loyola Avenue, 14th Floor, New Orleans, Louisiana 70113 and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address shown for him on the records of his Participating Employer.

10.05
Gender and Number.  The masculine pronoun whenever used in the Plan shall include the feminine.  Similarly, the feminine pronoun whenever used in the Plan shall include the masculine as the context or facts may require.  Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

10.06	Captions. The captions of this Plan are not part of the provisions of the Plan and shall have no force and effect.

10.07
Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.08
Controlling Law.  The administration of the Plan, and any Trust established thereunder, shall be governed by applicable federal law, including ERISA to the extent applicable, and to the extent federal law is inapplicable, the laws of the State of Delaware, without regard to the conflict of law principles of any state.  Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

10.09	No Right to Employment. The Plan confers no right upon any Employee to continue his employment with any employer, whether or not a System Company.

10.10
Indemnification.  To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under applicable laws and regulations, Entergy Corporation and the Participating Employers agree to hold harmless and indemnify the Administrator, its members and its employee delegates against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan and Trust other than losses resulting from any such person’s fraud or willful misconduct.

10.11
No Alienation.  Deferred Compensation under this Plan, and any rights and privileges pertaining thereto, shall not be subject to alienation, pledge, anticipation, attachment, garnishment, receivership, execution or levy of any kind, including liability for alimony or support payments, and any attempt to cause such benefits to be so subjected shall not be recognized, except to the extent as may be required by law, including laws of descent and distribution.

10.12
Code Section 409A Compliance.  The Plan is intended to comply with the requirements of Code Section 409A and regulations thereunder. Any provision of this document that is contrary to the requirements of Code Section 409A and the regulations thereunder shall be null, void and of no effect and the Administrator shall interpret the document consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of any conflict between Plan terms and the requirements of Code Section 409A and the regulations thereunder.

IN WITNESS WHEREOF, the Personnel Committee of the Board of Directors of Entergy Corporation has caused this Amendment and Restatement of the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, effective January 1, 2009, to be executed by its duly authorized representative on this 18th day of December, 2008.

PERSONNEL COMMITTEE
through the undersigned duly
authorized representative

/s/ Terry R. Seamons
TERRY R. SEAMONS
Senior Vice-President,
Human Resources and Administration